UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2015

Airgas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

259 North Radnor-Chester Road, Suite 100

Radnor, PA 19087-5283

(Address of principal executive offices, including zip code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On November 17, 2015, Airgas, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with L’Air Liquide, S.A., a société anonyme organized under the laws of France (“Air Liquide”) and AL Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Air Liquide (“Merger Sub”).

The Merger Agreement provides that, among other things and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger, and, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of the Company, par value $0.01 (“Common Stock”) (other than shares owned by the Company or any of its subsidiaries or Air Liquide or any of its subsidiaries (including Merger Sub), which shall be cancelled, and any Dissenting Shares (as defined in the Merger Agreement)), will automatically be converted into the right to receive $143.00 in cash (the “Merger Consideration”).

As of the Effective Time, each Company Option (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive a cash payment equal to the product of (1) the number of shares of Common Stock subject to such Company Option as of the Effective Time and (2) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option as of the Effective Time. As of the Effective Time, notional investments in Common Stock under a Company Deferred Compensation Plans (as defined in the Merger Agreement) shall be converted into notional investments in cash based on a price per share of Common Stock equal to the Merger Consideration, and such notional cash shall be deemed reinvested in other available investment funds under the applicable Company Deferred Compensation Plan.

The Board of Directors of the Company has unanimously (1) determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company, who will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced.

The closing of the Merger is subject to customary closing conditions including (1) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock, (2) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) approval by the Committee on Foreign Investment in the United States. Consummation of the Merger is not subject to a financing condition.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of transactions during this period unless agreed to in writing by Air Liquide, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the stockholder approval and (4) subject to certain exceptions, not to withhold, withdraw or modify in a manner adverse to Air Liquide the recommendation of the Board that the Company’s stockholders approve the adoption of the Merger Agreement.

The Merger Agreement contains customary non-solicitation restrictions prohibiting the Company, its subsidiaries, and its and their respective representatives from soliciting alternative acquisition proposals from third parties or providing information to or participating in discussions or negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions relating to proposals that would reasonably be expected to lead to a superior proposal (as described in the Merger Agreement).

The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement by the Company or Air Liquide upon specified conditions, including a change in recommendation of the board of directors of the Company or termination of the Merger Agreement by the Company to enter into a definitive agreement for a “Company Superior Proposal” (as defined in the Merger Agreement), the Company will be required to pay Air Liquide a termination fee of $400,000,000.00. Upon termination of the Merger Agreement by the Company or Air Liquide under specified conditions relating to the failure to receive antitrust clearances, Air Liquide will be required to pay the Company a termination fee of $400,000,000.00. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by 5:00 p.m. Eastern Time on August 17, 2016, subject to extension for up to two sequential three-month periods for the purpose of obtaining regulatory clearances.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and the terms of which are incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting and Support Agreement

Also on November 17, 2015 Peter McCausland and Bonnie McCausland (together the “Stockholders”) entered into a voting and support agreement (the “Voting and Support Agreement”) with Air Liquide. Under the Voting and Support Agreement, the Stockholders agree, among other things, that during the period ending on the earlier to occur of (1) the Effective Time and (2) the termination of the Merger Agreement in accordance with its terms (the “Voting Period”), the Stockholders will vote the Shares (as defined therein) as provided therein, including in favor of the adoption of the Merger Agreement, and against any other action, proposal, agreement or transaction made in opposition to or competition with the Merger or the Merger Agreement. As of November 17, 2015, the Shares included 6,796,187 shares of Common Stock, which represented approximately 9.43% of the total outstanding shares of Common Stock on such date.

The foregoing description of the Voting and Support Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Rights Agreement Amendment

Also on November 17, 2015, the Company entered into an Amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of May 8, 2007, between the Company and Wells Fargo Bank, N.A., as successor rights agent thereunder (the “Rights Agreement”).

The Rights Agreement Amendment provides that neither the approval, execution or delivery of the Merger Agreement or the Stockholder Support Agreement (as defined in the Rights Agreement Amendment) nor the consummation of the Merger or other transactions contemplated by either the Merger Agreement or the Stockholder Support Agreement will (i) cause the Rights (as defined in the Rights Agreement) to become exercisable or entitle a holder of any Rights to exercise such Rights, (ii) cause Air Liquide, Merger Sub or any of their Subsidiaries, Affiliates or Associates to become an Acquiring Person under the terms of the Rights Agreement, (iii) give rise to a Distribution Date, a Stock Acquisition Date (as such terms are defined in the Rights Agreement) or any other separation of the Rights from the underlying Common Stock or (iv) entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement or the Stockholder Support Agreement.

The Rights Agreement Amendment also modifies the existing terms of the rights agreement by lowering the beneficial ownership threshold for triggering the rights plan from 15% of the Common Stock to 10%. Any party that beneficially owns 10% or more of the Common Stock at the time of the public announcement of today’s amendment will not trigger the rights plan unless that party either (1), after the time of the public announcement of the amendment, increases its beneficial ownership of the Common Stock (other than as a result of an acquisition by the Company) to an amount equal to or greater than the greater of (x) 10% or (y) the sum of (i) the lowest beneficial ownership of such person as a percentage of the common stock as of any time from and after the time of the public announcement of the amendment plus (ii) 0.001% or (2) at any time while such person continues to have beneficial ownership of 10% or more of the Common Stock, exercises any unexercised options, conversion rights, exchange rights, rights, warrants or derivatives contract for shares of the Common Stock.

The foregoing description of the Rights Agreement Amendment is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 4.1, and is incorporated by reference herein.

Item 3.03	Material Modification to Rights of Security Holders.

See the description of the Rights Agreement Amendment set forth under “Item 1.01—Entry into a Material Definitive Agreement,” which is incorporated by reference into this Item 3.03.

*****

Forward-Looking Statements

This disclosure on Form 8-K contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects,” and similar expressions. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain Company Stockholder Approval or the failure to satisfy any of the other closing conditions to the Merger, (3) the risks related to the disruption of management’s attention from the Company’s ongoing business operations due to the Merger, (4) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (5) the impact of new environmental, healthcare, tax, accounting, and other regulations; the overall U.S. industrial economy; catastrophic events and/or severe weather conditions; and political and economic uncertainties associated with current world events. Additional risks are described under Item IA, “Risk Factors” in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K for the year ended March 31, 2015 filed on May 27, 2015 and in the Company’s subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Airgas, Inc. (“Airgas”) will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, AIRGAS’ STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Airgas files with the SEC (when available) from the SEC’s website at www.sec.gov and Airgas’ website at http://investor.shareholder.com/arg/ In addition, the proxy statement and other documents filed by Airgas with the SEC (when available) may be obtained from Airgas free of charge by directing a request to Joseph Marczely, Manager, Investor Relations, Airgas, Inc., 259 N. Radnor-Chester Road, Radnor, PA 19087-5283, Phone: 610-263-8277.

Airgas and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Airgas stockholders with respect to the proposed acquisition of Airgas. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Airgas’ Annual Report on Form 10-K for the fiscal year ended March 31, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of Airgas will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Airgas’ website at http://investor.shareholder.com/arg/.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of November 17, 2015, among Airgas, Inc., L’Air Liquide, S.A. and AL Acquisition Corporation †

4.1	Amendment to Rights Plan dated as of November 17, 2015, between Airgas, Inc. and Wells Fargo Bank, N.A. as Rights Agent

10.1	Voting and Support Agreement, dated as of November 17, 2015, between Peter McCausland and Bonnie McCausland and L’Air Liquide, S.A.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAS, INC.

Date: November 19, 2015	By:	/s/ Robert H. Young, Jr.
	Name:	Robert H. Young, Jr.
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of November 17, 2015, among Airgas, Inc., L’Air Liquide, S.A. and AL Acquisition Corporation †

4.1	Amendment to Rights Agreement, dated as of November 17, 2015, between Airgas, Inc. and Wells Fargo Bank, N.A. as Rights Agent

10.1	Voting and Support Agreement, dated as of November 17, 2015, between Peter McCausland and Bonnie McCausland and L’Air Liquide, S.A.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.